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                                                                    EXHIBIT 99.2



                                SOUTHERN MICHIGAN
                               BANCORP, INC. ENDS
                                 REPURCHASE PLAN

The Southern Michigan Bancorp, Inc. Board announced Monday, January 3, 2000, that they will be ending the stock repurchase plan initiated May 3, 1999.

The plan authorized the company to make repurchases from time to time in the open market or in privately negotiated transactions. Repurchased common shares were used to meet the company's requirements for future stock splits and stock dividends and other general corporate purposes. As the needs have been met, the Board of Southern Michigan Bancorp is terminating the repurchase program.

Southern Michigan Bank & Trust, the sole subsidiary of Southern Michigan Bancorp, Inc., operates 13 offices in Calhoun, Branch, & Hillsdale Counties.